UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

IO BIOTECH, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

IO BIOTECH, INC.

NOTICE OF THE 2024 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 6, 2024

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2024 annual meeting of stockholders of IO Biotech, Inc., a Delaware corporation, will be held on June 6, 2024, at 8:30 a.m. Eastern Time in a virtual meeting format only. In order to attend the annual meeting, you must register at www.proxydocs.com/IOBT. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the annual meeting and to vote and submit questions during the annual meeting. During the annual meeting, stockholders will be asked to consider the following matters, as more fully described in the proxy statement accompanying this notice:

1.	the election of the three Class III directors named in the proxy statement;

2.	the ratification of the appointment of EY Godkendt Revisionspartnerselskab as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and

3.	the transaction of such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 8, 2024 are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. All stockholders are cordially invited to attend the meeting.

YOUR VOTE IS IMPORTANT.

You may cast your vote over the Internet, by telephone, or by completing and mailing a proxy card. Returning the proxy does not deprive you of your right to attend the annual meeting and to vote your shares during the meeting. Proxies forwarded by or for banks, brokers or other nominees should be returned as requested by them. We encourage you to vote promptly to ensure your vote is represented at the annual meeting, regardless of whether you plan to attend.

You can find detailed information regarding voting in the section entitled “General Information” on pages 6 through 10 of the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2024

The notice of the annual meeting, proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are available at www.proxydocs.com/IOBT.

You will be asked to enter the control number located on your proxy card or Notice of Internet Availability of Proxy Materials to access the Company’s materials and vote through www.proxydocs.com/IOBT.

BY ORDER OF THE BOARD OF DIRECTORS

Sincerely,

Devin Smith General Counsel and Secretary of the Company

Copenhagen, Denmark – April 24, 2024

GENERAL INFORMATION	1
PROPOSAL ONE: ELECTION OF THREE CLASS III DIRECTORS	6
General	6
Information Regarding Nominees and Continuing Directors	6
Recommendation of Our Board of Directors	8
CORPORATE GOVERNANCE	10
Director Independence	10
Leadership Structure of the Board of Directors	10
Board of Directors’ Role in Risk Oversight	11
Evaluations of the Board of Directors	11
Board Diversity Matrix	11
Meetings of the Board of Directors	11
Committees of the Board of Directors	12
Compensation Committee Interlocks and Insider Participation	14
Board Membership Criteria and Nomination Process	14
Changes in Board of Directors Member Criteria	15
Term Limits and Retirement Age	15
Succession Planning	15
Corporate Governance Guidelines	15
Code of Business Conduct and Ethics	15
Prohibition on Hedging and Pledging of Company Stock	16
Stockholder Communications	16
Delinquent Section 16(a) Reports	16
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	17
Policies and Procedures for Related Person Transactions	17
DIRECTOR COMPENSATION	18
Annual Cash Compensation	18
Equity Compensation	18
Expense Reimbursement	19
2023 Director Compensation Table	19
EXECUTIVE COMPENSATION	20
Overview	20
Compensation of Named Executive Officers	20
Clawback Policy	21
2023 Summary Compensation Table	22
Outstanding Equity Awards at 2023 Fiscal Year-End	23
Employment Agreements and Offer Letters	24
Pension Plan	25
EQUITY COMPENSATION PLAN INFORMATION	26
PROPOSAL TWO RATIFICATION OF THE APPOINTMENT OF EY GODKENDT REVISIONSPARTNERSELSKAB AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024	27
Principal Accountant Fees and Services	27
Determination of Independence	27
Pre-Approval Policy	27
Recommendation of Our Board of Directors and Audit Committee	28
Audit Committee Report	28
EXECUTIVE OFFICERS	29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	30
ADDITIONAL INFORMATION	33
Stockholder Proposals and Nominations	33
Other Matters	33

IO BIOTECH, INC.

Ole Maaløes Vej 3

DK-2200 Copenhagen N

Denmark

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2024

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished to stockholders of IO Biotech, Inc. (“we,” “us,” “our” or the “Company”), a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at our 2024 annual meeting of stockholders to be held on June 6, 2024, and at any adjournment or postponement thereof (the “annual meeting”). The annual meeting will be held at 8:30 a.m. Eastern Time in a virtual meeting format. In order to attend the annual meeting, you must register at www.proxydocs.com/IOBT. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the annual meeting and to vote and submit questions during the annual meeting.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 available to our stockholders electronically via the Internet at www.proxydocs.com/IOBT. You will be asked to enter the control number located on your proxy card or Notice of Internet Availability of Proxy Materials (“Internet Notice”). On or about April 24, 2024, we mailed to our stockholders the Internet Notice, containing instructions on how to access this proxy statement and vote online or by telephone. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Internet Notice. The Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement.

Please note that references to our website herein do not constitute incorporation by reference of the information contained at or available through our website.

Why am I receiving these materials?

We are distributing our proxy materials because our board of directors is soliciting your proxy to vote at the annual meeting. This proxy statement summarizes the information you need to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Pursuant to SEC rules, we are providing access to our proxy materials via the Internet. Accordingly, we are sending an Internet Notice to all of our stockholders as of the record date. All stockholders may access our proxy materials on the website referred to in the Internet Notice. You may also request to receive a printed set of the proxy materials. You can find instructions regarding how to access our proxy materials via the Internet and how to request a printed copy in the Internet Notice. Additionally, by following the instructions in the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

What proposals will be voted on at the annual meeting and how does the board of directors recommend that stockholders vote on the proposals?

The proposals to be voted on at the annual meeting and the board of directors’ recommendation on each proposal are set forth below:

•	“FOR” Proposal One – the Election of the Three Class III Directors Named in this Proxy Statement;

•	“FOR” Proposal Two – Ratification of the Appointment of EY Godkendt Revisionspartnerselskab as our Independent Registered Public Accounting Firm for the Fiscal Year ending December 31, 2024.

We will also consider other business, if any, that properly comes before the annual meeting.

Who is entitled to attend the annual meeting and vote?

Only stockholders of record and beneficial owners of shares of our common stock as of the close of business on April 8, 2024, the record date, may attend and participate in the annual meeting, including voting and asking questions during the virtual annual meeting. As of the record date, 65,880,914 shares of our common stock, par value $0.001 per share, were outstanding. Only holders of record of our common stock as of the record date will be entitled to notice of and to vote at the annual meeting. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder on the record date.

How can I attend the virtual annual meeting?

In order to attend the annual meeting, you must register at www.proxydocs.com/IOBT. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the annual meeting and to vote and submit questions during the annual meeting. You will not be able to attend the annual meeting in person.

As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.

On the day of the annual meeting, stockholders may begin to log in to the meeting 15 minutes prior to the start time. The annual meeting will begin promptly at 8:30 a.m. Eastern Time.

We will have technicians ready to assist you with any technical difficulties you may have accessing the annual meeting. If you encounter any difficulties accessing the virtual-only annual meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be provided in your instructional email.

Can I ask questions during the annual meeting?

Our virtual annual meeting will allow stockholders to submit questions before and during the annual meeting. During a designated question and answer period at the annual meeting, we will respond to appropriate questions submitted by stockholders. Further information regarding the submission of questions will be available on the virtual meeting website.

How can I vote my shares?

Shares Held of Record. If you hold your shares in your own name as a holder of record, you may authorize that your shares be voted at the annual meeting in one of the following ways:

By Internet	If you received the Internet Notice or a printed copy of the proxy materials, follow the instructions in the Internet Notice or on the proxy card.

By Telephone	If you received a printed copy of the proxy materials, follow the instructions on the proxy card.

By Mail	If you received a printed copy of the proxy materials, complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.

In Person (Virtual)	You may also vote in person virtually by attending the annual meeting through www.proxydocs.com/IOBT. To attend the annual meeting and vote your shares, you must register for the annual meeting and provide the control number located on your Internet Notice or proxy card.

Shares Held in Street Name. If you hold your shares through a broker, bank or other nominee (that is, in “street name”), you will receive instructions from your broker, bank or nominee that you must follow in order to submit your voting instructions and have your shares voted at the annual meeting. If you want to vote in person virtually at the annual meeting, you must register in advance at www.proxydocs.com/IOBT. You may be instructed to obtain a legal proxy from your broker, bank or other nominee and to submit a copy in advance of the meeting. Further instructions will be provided to you as part of your registration process.

Even if you plan to attend the annual meeting, we recommend that you submit your proxy or voting instructions in advance of the annual meeting as described above so that your vote will be counted if you later decide not to attend or are unable to attend the annual meeting.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time before it is voted at the annual meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:

•	delivering to us (Attention: Corporate Secretary) at the address on the first page of this proxy statement a written notice of revocation of your proxy;

•	delivering to us an authorized proxy bearing a later date (including a proxy over the Internet or by telephone); or

•	attending the annual meeting and voting your shares electronically.

Attendance at the annual meeting will not, by itself, revoke a proxy.

If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee.

What is a broker non-vote?

Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters, even if they do not receive timely voting instructions from the

Beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without having timely received voting instructions. The only routine matter to be presented at the annual meeting is the proposal to ratify the appointment of EY Godkendt Revisionspartnerselskab as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal Two). The remaining proposal to be considered (Proposal One, the election of directors) is considered a non-routine matter.

A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercises its discretionary voting authority on Proposal Two, such shares will be considered present at the annual meeting for quorum purposes, and broker non-votes will occur as to Proposal One or any other non-routine matters that are properly presented at the annual meeting.

What constitutes a quorum?

The presence at the annual meeting, either in person or by proxy, of holders of a majority of the aggregate number of shares of our issued and outstanding common stock entitled to vote thereat as of the record date shall constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present at the annual meeting.

What vote is required to approve each matter to be considered at the annual meeting?

Election of Directors (Proposal One). Our bylaws provide for a plurality voting standard for the election of directors. The three directors receiving the highest number of “FOR” votes will be elected as Class III directors. An abstention or a broker non-vote on Proposal One will not have any effect on the election of directors.

Ratification of the Appointment of EY Godkendt Revisionspartnerselskab as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2024 (Proposal Two). The affirmative vote of the majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the annual meeting is required for the approval of Proposal Two. An abstention on Proposal Two will have the same effect as a vote “AGAINST” Proposal Two. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal Two.

What is the deadline for submitting a proxy?

To ensure that proxies are received in time to be counted prior to the annual meeting, proxies submitted by mail should be received by the close of business on the day prior to the date of the annual meeting. Proxies submitted by Internet or by telephone can be submitted until the start of the annual meeting. If you hold your shares through a broker, bank, or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available.

What does it mean if I receive more than one Internet Notice or proxy card?

If you hold your shares in more than one account, you will receive an Internet Notice or proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a proxy card for each account or use the Internet Notice or proxy card for each account to vote by Internet or by telephone. To ensure that all of your shares are represented at the annual meeting, we recommend that you vote every Internet Notice or proxy card that you receive.

How will my shares be voted if I return a blank proxy card or a blank voting instruction card?

If you are a holder of record of shares of our common stock and you sign and return a proxy card or otherwise submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the board of directors’ recommendations.

If you hold your shares in street name via a broker, bank or other nominee and do not provide the broker, bank or other nominee with voting instructions (including by signing and returning a blank voting instruction card), your shares:

•	will be counted as present for purposes of establishing a quorum;

•

will be voted in accordance with the broker’s, bank’s or other nominee’s discretion on “routine” matters, which includes only the proposal to ratify the appointment of EY Godkendt Revisionspartnerselskab as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal Two); and

•

will not be counted in connection with the election of the three Class III directors (Proposal One) or any other non-routine matters that are properly presented at the annual meeting. For this proposal, your shares will be treated as “broker non-votes.” A broker non-vote will have no impact on the voting results of Proposal One.

Our board of directors knows of no matter to be presented at the annual meeting other than the proposals described in this proxy statement. If any other matters properly come before the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

Who is making this solicitation and who will pay the expenses?

This proxy solicitation is being made on behalf of our board of directors. All expenses of the solicitation, including the cost of preparing and mailing the Internet Notice or this proxy statement, will be borne by the Company.

Will a stockholder list be available for inspection?

In accordance with Delaware law, a list of stockholders entitled to vote at the annual meeting will be available for 10 days prior to the annual meeting, at IO Biotech, Inc., Ole Maaløes Vej 3, DK-2200 Copenhagen N, Denmark between the hours of 9:00 a.m. and 5:00 p.m. Central European Time.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources, and reduce our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials, please contact Mediant Communications Inc. by telephone at (866) 648-8133 or by email at: paper@investorelections.com. In the future, if you would like to receive separate copies of similar materials, please contact our transfer agent, Computershare, Inc., by mail at P.O. Box 505005, Louisville, KY 40233 or by telephone at (800) 446-2617. Similarly, you may also contact our transfer agent, Computershare, Inc., by mail at P.O. Box 505005, Louisville, KY 40233 or by telephone at (800) 446-2617 if you receive multiple copies of the proxy materials and would prefer to receive a single copy in the future. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF THREE CLASS III DIRECTORS

General

Our board of directors currently consists of eight (8) directors, which are divided into three classes with staggered, three-year terms. At the annual meeting, our stockholders will elect three Class III directors for terms to expire at the annual meeting of stockholders to be held in 2027. Each of our current directors continues to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Our board of directors nominated each of Kathleen Sereda Glaub, Dr. Peter Hirth, and Dr. Mai-Britt Zocca for election to our board of directors as Class III directors at the annual meeting. Both nominees currently serve on our board of directors and have consented to be named in this proxy statement. Each nominee has agreed to serve as a director, if elected, until the 2027 annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier resignation or removal.

Information Regarding Nominees and Continuing Directors

The following table sets forth information with respect to our directors, including the three nominees for election at the annual meeting:

Name	Age	Director Since*	Board Committees
Class III Directors – Nominees for Election at the Annual Meeting
Kathleen Sereda Glaub, M.B.A.	70	May 2018	Audit (Chair)
Peter Hirth, Ph.D.	72	September 2016	Nominating and Corporate Governance
Mai-Britt Zocca, Ph.D.	56	May 2021	—
Class I Directors – Term Expiring at the 2025 Annual Meeting
Jack B. Nielsen	60	January 2021	Compensation
David V. Smith, MBA	64	March 2022	Audit, Nominating and Corporate Governance
Class II Directors – Term Expiring at the 2026 Annual Meeting
Christian Elling, Ph.D.	55	December 2015	Compensation
Heidi Hunter, M.B.A.	66	August 2023	Audit, Nominating and Corporate Governance
Helen Collins, M.D.	62	November 2023	—

*

For each director other than Dr. Zocca and Mr. Smith, the date provided refers to the date such director began serving on the board of directors of our wholly owned subsidiary, IO Biotech ApS. Each of our directors other than Dr. Zocca and Mr. Smith began serving on our board of directors in October 2021 in connection with our corporate reorganization prior to our initial public offering.

Additional biographical descriptions of the nominees and continuing directors are set forth in the text below. These descriptions include the experience, qualifications, qualities and skills that led to the conclusion that each director should serve as a member of our board of directors at this time.

Board Nominees – Class III Directors

Kathleen Sereda Glaub, M.B.A. – Ms. Glaub has served on our board of directors since May 2018. Ms. Glaub is co-founder and executive chair for the board of CuraSen Therapeutics, Inc., a biotechnology company, a position she has held since October 2018. From November 2013 until the acquisition of the company by Merck in July 2016, Ms. Glaub served as a director on the board of Afferent Pharmaceuticals. She also served as the Chief Executive Officer of Afferent Pharmaceuticals from August 2014 to October 2016. Previously, she served as president of Plexxikon, Inc. from November 2001 to May 2013. Prior to Plexxikon, Ms. Glaub held positions as senior vice president and chief financial officer of Cell Genesys, Inc., a public biotechnology company, treasurer of Genentech, Inc., a public biotechnology company, and various finance and treasury roles with Intel Corporation, a public technology company. She also serves as a director and chair on the board of Escient Pharmaceuticals, Inc., a private biotechnology company. She previously served on the boards of Codexis, Inc., a publicly traded protein engineering and therapeutics company, and Aligos Pharmaceuticals, Inc., a publicly traded biotechnology company. Ms. Glaub also previously served as a member of the investment advisory board to the Bailard Healthcare Fund. Ms. Glaub received a B.A. from the University of California, Berkeley and an M.B.A. from Northwestern University Kellogg School of Management.

We believe that Ms. Glaub is qualified to serve on our board of directors because of her extensive experience in strategy, business development, strategic transactions, financing and operations in both private and public biotechnology companies.

Peter Hirth, Ph.D. – Dr. Hirth has served as Chairman of our board of directors since September 2016. Dr. Hirth founded Plexxikon, Inc., a pharmaceutical company, in 2000 and served as its Chief Executive Officer until May 2013. Dr. Hirth currently serves on the board of directors of Aligos Therapeutics, a biopharmaceutical company, and Vaxcyte, Inc., a biotechnology company, as well as the boards of several private life sciences companies. Dr. Hirth received a Ph.D. in Molecular Genetics from Heidelberg University, Germany and completed his post-doctoral work at the University of California, San Diego.

We believe that Dr. Hirth is qualified to serve on our board of directors because of his extensive experience as an investor in and advisor to many private life sciences companies and his educational background.

Mai-Britt Zocca, Ph.D. – Dr. Zocca has served as our Chief Executive Officer since January 2015 and on our board of directors since May 2021. Prior to founding the Company, she was the Chief Executive Officer at LevOss ApS, a biotechnology company, from January 2012 until January 2017. Dr. Zocca was also the founder and Chief Executive Officer of OncoNOx ApS, a pharmaceutical company, from July 2011 until May 2019. Dr. Zocca also led DanDrit Biotech A/S, a biotechnology company, as its Chief Executive Officer from July 2007 until December 2010. Dr. Zocca currently serves on the board of directors for Dansk Biotek, a Danish biotechnology trade organization. Dr. Zocca received her M.Sc. in Biochemistry as well as Ph.D. in Medicine from the University of Copenhagen and NIH, NCI, MD, US. Our board of directors believes Dr. Zocca’s expertise and experience in the life sciences industry, her experience as a director of other companies in our industry and her educational background provide her with the qualifications and skills to serve as our Chief Executive Officer.

We believe that Dr. Zocca is qualified to serve as our Chief Executive Officer and on our board of directors because of her expertise and experience in the life sciences industry, her experience as a director of other companies in our industry and her educational background.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE THREE CLASS III BOARD NOMINEES NAMED ABOVE.

Continuing Directors – Class I Directors

Jack B. Nielsen – Mr. Nielsen has served as a member our board of directors since January 2021. Since August 2017, Mr. Nielsen has served as a Managing Director at Vivo Capital LLC, a healthcare focused investment firm and was promoted as a Managing Partner. Prior to March 2017, Mr. Nielsen worked within the Novo Holdings A/S organization and its venture activities since 2001 in several roles, most recently being employed as a Senior Partner based in Copenhagen, Denmark. Mr. Nielsen is currently a member of the board of directors of Aligos Therapeutics, Inc., Harmony Biosciences, ALX Oncology Holdings Inc. and Instil Bio, Inc., all of which are publicly traded companies, and a number of private companies. Mr. Nielsen, in the past, has served on the boards of directors of Reata Pharmaceuticals, Inc., Akebia Therapeutics, Inc., Crinetics Pharmaceuticals, Inc., Merus, N.V. and Apollo Endosurgery, Inc., each of which is publicly traded. Mr. Nielsen received a M.Sc. in Chemical Engineering from the Technical University of Denmark and a Masters in Management of Technology and Economics from the Center for Technology, Economics and Management, Technical University of Denmark.

We believe that Mr. Nielsen is qualified to serve on our board of directors because of his experience as a venture capital investor in and director of life sciences companies.

David V. Smith – Mr. Smith has served as a member of our board of directors since March 2022. Mr. Smith most recently served as Executive Vice President and Chief Financial Officer at Five Prime Therapeutics, Inc., a publicly traded company focused on discovering and developing novel immuno-oncology protein therapeutics. He served in this role from November 2018 until Five Prime Therapeutics was acquired by Amgen in April 2021. From May 2012 until its acquisition by Thermo Fisher Scientific Inc. in March 2018, Mr. Smith served as Chief Operating Officer of IntegenX. Previously, he served as chief financial officer at Thoratec, Chiron and Anergen. He has also held finance positions with Genentech, Inc., Syntex, and IBM. Mr. Smith is currently the Chair of the Audit and Strategy Committees of Codexis, Inc. and the Chair of the Audit Committee of Neurelis, Inc. Previously, he served as chair of the Audit Committee and a director of OncoGenex Pharmaceuticals, Inc. and Perlegen Sciences. Mr. Smith holds a B.A. in economics and history from Willamette University and an M.B.A from Golden Gate University.

We believe that Mr. Smith is qualified to serve on our board of directors because of his substantial experience in guiding multiple biotech companies through all stages of development as well as deep expertise in finance and corporate governance.

Continuing Directors – Class II Directors

Christian Elling, Ph.D. – Dr. Elling has served on our board of directors since December 2015. Dr. Elling joined Lundbeckfonden, a Danish-based industrial foundation, in March 2012, and has served as Senior Vice President and Managing Partner of its life science company investment unit, Lundbeckfonden BioCapital, since April 2022. He previously served as a Managing Partner of Lundbeckfonden Emerge, the Company’s early stage biotech investment arm, from January 2017 to March 2022. Since 2000, Dr. Elling served in a number of positions at 7TM Pharma A/S, a biotechnology company, including previously serving as co-founder, Vice President of Biology and Development, and later as Chief Executive Officer. Dr. Elling is a current board member of NMD Pharma A/S, and Chair of SNIPR Biome, SNIPR Holdings and Cytoki Pharma. Dr. Elling received his M.Sc. in Biochemistry and his Ph.D. in Pharmacology from the University of Copenhagen.

We believe that Dr. Elling is qualified to serve on our board of directors because of his expertise and experience in the life sciences industry, his experience as a director of other companies in our industry and his educational background.

Heidi Hunter, M.B.A. – Ms. Hunter has served as a member of our Board of Directors since August 2023. Ms. Hunter most recently served as President of Cardinal Health, where she led the Specialty Solutions Business. Prior to Cardinal Health, Ms. Hunter served as Senior Vice President of the Global Immunology Business Unit at UCB from September 2015 to September 2020. Ms. Hunter also previously held leadership positions at Boehringer Ingelheim as Senior Vice President and General Manager in its Biosimilars Business, and at IQVIA as Vice President of Global Business Partnerships Commercial Solutions. Ms. Hunter held senior leadership positions in commercial and strategic marketing for biologics and oncology at Centocor, a Johnson & Johnson company. She also led the oncology business at Wyeth (today part of Pfizer) in the United States and Novo Nordisk in Denmark. Early in Ms. Hunter’s career, she led sales and marketing at Ciba-Geigy (today part of Novartis). Ms. Hunter currently serves on the boards of Bavarian Nordic A/S, Vicore Pharma Holdings AB and Sutro Biopharma, Inc. Ms. Hunter earned her B.A. from the University of Michigan and her M. B. A. from the University of Chicago – Booth School of Business.

We believe Ms. Hunter is qualified to serve on our board of directors because of her experience in leadership positions in different roles within the pharmaceutical development and commercialization and across various industries, and her extensive Board directorship experience.

Helen Collins, M.D. – Dr. Collins has served as a member of our Board of Directors since November 2023. Since September 2021, Dr. Collins has served as the Chief Medical Officer of Enliven Therapeutics Inc, a public biopharmaceutical company focused on oncology. Prior to joining Enliven Therapeutics, Dr. Collins served as Chief Medical Officer and Executive Vice President at Five Prime Therapeutics, Inc., a clinical stage biotechnology company focused on oncology that was acquired by Amgen, Inc. Dr. Collins also previously held leadership positions of increasing responsibility at Gilead Sciences, Inc., most recently as Program and Clinical Lead for its BTK and BET inhibitor programs, and at Amgen, Inc., most recently as Global Lead, Oncology Biosimilars. Dr. Collins also practiced as a medical oncologist and hematologist at Redwood Regional Medical Group for twelve years and served as President of the practice for three years. Dr. Collins currently serves on the board of Kura Oncology, Inc., a clinical-stage biotechnology company developing precision medicines for the treatment of cancer. Dr. Collins earned her A.B. in Chemistry from Bryn Mawr College and her M.D. from Johns Hopkins University School of Medicine. She completed her residency in internal medicine at Johns Hopkins Hospital and completed her fellowship in medical oncology at Stanford University. Dr. Collins is board certified in oncology.

We believe Dr. Collins is qualified to serve on our board of directors because of her expertise and specialization in oncology/hematology treatment, oncology drug discovery, and the design and conduct of clinical trials, and her extensive experience and strategic partnership of global, clinical biopharmaceutical companies.

CORPORATE GOVERNANCE

Director Independence

Nasdaq rules require that independent directors comprise a majority of a listed company’s board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that, with the exception of Dr. Zocca, our Chief Executive Officer, each member of our board of directors is an “independent director” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In addition, Ms. Priyanka Belawat and Ms. Vanessa Malier, who served on the board of directors during a portion of the 2023 fiscal year, were also deemed independent. In making these determinations, our board of directors reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Person Transactions.”

Leadership Structure of the Board of Directors

The board of directors may choose to combine or separate the positions of Chairman of the Board and Chief Executive Officer. As a general policy, our board of directors believes that separation of the positions of Chairman of the Board and Chief Executive Officer reinforces the independence of our board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our board of directors as a whole. As such, Dr. Mai-Britt Zocca serves as our Chief Executive Officer and President, while Dr. Peter Hirth serves as our independent Chairman of the board of directors. Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors continues to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

The duties of our independent Chairman include the following:

•	Approve board of directors meeting agenda;

•	Work with committee chairs to set committee agendas, considering strategic issues facing the Company, and with input from other directors and the CEO;

•	Preside over board of directors’ and annual stockholder meetings;

•	Attend committee meetings as appropriate;

•	Coordinate effective communication between respective committee chairs and management;

•	Oversee orientation for new directors and ongoing education for directors;

•	Oversee that the board of directors receives accurate, timely, and clear information on:

•	The Company’s performance;

•	The issues, challenges, and opportunities facing the Company; and

•	Matters reserved to it for decision;

•	Facilitate effective communication and constructive relationships between the board of directors and management; and

•	Meet with stockholders when engagement is requested.

Board of Directors’ Role in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. The board of directors administers this oversight function directly by presentation of matters to the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function and cybersecurity matters. Our nominating and corporate governance committee monitors the effectiveness of our Corporate Governance Guidelines and risks associated with our governance practices, including those related to emerging topics such as human capital analysis and disclosures and the Company’s environmental, sustainability and governance efforts, progress and disclosures. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

For more information on cybersecurity oversight, please refer to Item 1C, “Cybersecurity” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Throughout the year, senior management reviews the Company’s risk profile with the board of directors at regular board meetings as part of management presentations. Senior management also presents the steps taken by management to mitigate or eliminate such risks. In carrying out their risk oversight functions, the board of directors and its committees routinely request and review management updates, reports from the independent auditors and legal and regulatory advice from outside experts, as appropriate, to further inform the board of directors regarding risks and risk management efforts impacting the Company.

Evaluations of the Board of Directors

The board of directors evaluates its performance and the performance of its committees and individual directors on an annual basis through an evaluation process administered by the nominating and corporate governance committee. The board of directors discusses each evaluation to determine what, if any, actions should be taken to improve the effectiveness of the board of directors or any committee thereof or of the directors.

Board Diversity Matrix

The table below provides information regarding certain diversity attributes of our directors and nominees as of April 24, 2024, with categories as set forth by Nasdaq Listing Rule 5605(f).

Board Diversity Matrix
Total Number of Directors: 8
	Female	Male
Gender Identity
Directors	4	4
Demographic Background
White	4	4

Meetings of the Board of Directors

Our board of directors held five meetings during the year ended December 31, 2023. Each of our incumbent directors attended at least 75% of the aggregate of the total number of board and committee meetings in 2023 on which he or she served (during the period served). Each director is encouraged and expected to attend the Company’s annual meeting of stockholders. Four out of six of our incumbent directors then in office attended the annual meeting of stockholders held virtually in 2023.

Committees of the Board of Directors

Our board of directors has established three standing committees: the audit committee, the compensation committee, and the nominating and corporate governance committee. Each committee operates pursuant to a written charter that has been approved by our board of directors. A copy of the current charter for each of the audit committee, compensation committee, and nominating and corporate governance committee is available on our website at www.iobiotech.com by selecting the “Investors” link and then the “Governance” link. Each committee of our board of directors was established in October 2021 in connection with our initial public offering.

Committee Composition and Number of Meetings in 2023

Name	Audit		Compensation		Nominating and Corporate Governance
Peter Hirth, Ph.D.	—		—		X
Mai-Britt Zocca, Ph.D.	—		—		—
Helen Collins, M.D.	—		—		—
Christian Elling, Ph.D.	—		X	*	—
Kathleen Sereda Glaub, M.B.A.(1)	X	*	X		—
Heidi Hunter, M.B.A.	X		—		X
Jack B. Nielsen	—		X		—
David V. Smith, M.B.A.	X		—		X	*
Number of Meetings in 2023	6		6		3

*	Committee Chairperson
(1)	Audit Committee Financial Expert

Audit Committee

Our board of directors has established an audit committee and adopted an audit committee charter. Specific responsibilities of our audit committee include:

•	overseeing our corporate accounting and financial reporting processes and our internal controls over financial reporting, including with respect to the remediation of any material weaknesses;

•	evaluating the independent public accounting firm’s qualifications, independence and performance;

•	engaging and providing for the compensation of the independent public accounting firm;

•	pre-approving audit and permitted non-audit and tax services to be provided to us by the independent public accounting firm;

•	reviewing our financial statements;

•	reviewing our critical accounting policies and estimates and internal controls over financial reporting;

•

establishing procedures for reviewing complaints received by us regarding accounting, internal accounting controls or auditing matters, including for the confidential anonymous submission of concerns by our employees, and periodically reviewing such procedures, as well as any significant complaints received, with management;

•	discussing with management and the independent registered public accounting firm the results of the annual audit and the reviews of our quarterly financial statements;

•	reviewing and approving any transaction between us and any related person in accordance with the Company’s related person transaction approval policy; and

•	attending to such other matters that may be specifically designated to the audit committee by our board of directors from time to time.

All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board of directors has determined that Ms. Glaub is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Under the rules of the SEC and Nasdaq, members of the audit committee must also meet heightened independence standards. Our board of directors has determined that each member of the audit committee is independent under these heightened audit committee independence standards.

Compensation Committee

Our board of directors has established a compensation committee and adopted a compensation committee charter. Specific responsibilities of our compensation committee include:

•

reviewing and recommending policies related to compensation and benefits received by our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers;

•	evaluating the performance of the Chief Executive Officer and other senior officers in light of those goals and objectives;

•	setting compensation of the Chief Executive Officer and other senior officers based on such evaluations;

•	administering the issuance of options and other awards under our equity-based incentive plans;

•

reviewing and approving, for the Chief Executive Officer and other senior officers, employment agreements, severance agreements, consulting agreements and change in control or termination agreements; and

•	attending to such other matters that may be specifically designated to the compensation committee by our board of directors from time to time.

Each of the members of our compensation committee has been determined to be independent under the applicable rules and regulations of Nasdaq, after considering the additional factors relevant to the independence of compensation committee members under the applicable standards of the SEC and Nasdaq, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The compensation committee may form and delegate authority to subcommittees consisting of one or more members when it deems appropriate.

Nominating and Corporate Governance Committee

Our board of directors has established a nominating and corporate governance committee and adopted a nominating and corporate governance committee charter. Specific responsibilities of our nominating and corporate governance committee include:

•	identifying and evaluating candidates to serve on our board of directors, including the nomination of incumbent directors for reelection and nominees recommended by stockholders;

•	considering and making recommendations to our board of directors regarding changes to the size and composition of our board of directors;

•	considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;

•	instituting plans or programs for the continuing education of our board of directors and orientation of new directors;

•	establishing procedures to exercise oversight of, and oversee the performance evaluation process of, our board of directors and management;

•

developing and making recommendations to our board of directors regarding our Corporate Governance Guidelines and other governance matters, including emerging topics such as human capital analysis and disclosures and the Company’s environmental, sustainability and governance (ESG) efforts, progress and disclosures; and

•	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.

Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of Nasdaq relating to nominating and corporate governance committee independence.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2023, none of the members of our compensation committee has, at any time, been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers on our board of directors or compensation committee.

Board Membership Criteria and Nomination Process

The board of directors and the nominating and corporate governance committee will determine the appropriate characteristics, skills and experience for the board of directors as a whole and for its individual members. The board of directors and the nominating and corporate governance committee will consider the minimum general criteria set forth below, and may add any specific additional criteria with respect to specific searches, in selecting candidates and existing directors for service on the board of directors. An acceptable candidate may not fully satisfy all of the criteria but is expected to satisfy nearly all of them. The board of directors and the nominating and corporate governance committee believe that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics.

In considering candidates, the board of directors and the nominating and corporate governance committee intend to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The board of directors and the nominating and corporate governance committee review candidates for director nominations in the context of the current composition of the board of directors, the operating requirements of the Company and the long-term interests of our stockholders. In conducting this assessment, the board of directors and the nominating and corporate governance committee consider diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board of directors and the Company to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the board of directors and the nominating and corporate governance committee review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the board of directors and the nominating and corporate governance committee also determine whether the nominee is independent for purposes of any stock exchange on which any of the Company’s capital stock is listed.

The nominating and governance committee will consider director candidates recommended by our stockholders and will apply the same standards in considering director candidates recommended by stockholders as it applies to other candidates. Once the nominating and governance committee receives a recommendation from a stockholder, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s proxy statement, if nominated.

Stockholders may also directly nominate a candidate for director pursuant to the advance notice provisions of our bylaws. For more information, please see the section entitled “Stockholder Proposals and Nominations.”

Changes in Board of Directors Member Criteria

The board of directors and the Company wish to maintain a board of directors composed of members who can productively contribute to the success of the Company. From time to time, the board of directors and/or the nominating and corporate governance committee may change the criteria for board of directors membership to maximize the opportunity to achieve this success. When this occurs, the board of directors and the nominating and corporate governance committee will evaluate existing members according to the new criteria. The board of directors may ask a director who no longer meets the complete criteria for board membership to adjust his or her committee assignments or resign from the board of directors.

Term Limits and Retirement Age

The board of directors does not believe it should limit the number of terms for which an individual may serve as a director or set a fixed retirement age. Directors who have served on the board of directors for an extended period of time are able to provide continuity and valuable insight into the Company, our operations and prospects based on their experience with, and understanding of, our history, policies and objectives. The board of directors believes that, as an alternative to term limits and retirement policies, it can ensure that the board of directors continues to evolve and adopt new ideas and viewpoints through the director nomination process described above.

Succession Planning

The nominating and corporate governance committee develops and periodically reviews with the Chief Executive Officer our plan for succession to the offices of our executive officers and makes recommendations to the board of directors with respect to the selection of appropriate individuals to succeed to these positions.

Corporate Governance Guidelines

The board of directors has adopted our Corporate Governance Guidelines which provide the framework for our corporate governance along with our Charter, amended and restated bylaws, committee charters and other key governance practices and policies. Our Corporate Governance Guidelines cover a wide range of subjects, including the conduct of board meetings, independence and selection of directors, board membership criteria, and board committee composition. The Corporate Governance Guidelines are available on our website at www.iobiotech.com by selecting the “Investors” link and then the “Governance” link.

Code of Business Conduct and Ethics

The board of directors has adopted our Code of Business Conduct and Ethics which applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of

Business Conduct and Ethics is available on our website at www.iobiotech.com by selecting the “Investors” link and then the “Governance” link. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Prohibition on Hedging and Pledging of Company Stock

The Company has a policy that prohibits directors, employees and consultants from engaging in short sales or hedging transactions, such as the purchase or sale of puts or calls, of the Company’s stock. Directors, employees and consultants of the Company are also prohibited from holding the Company’s stock in a margin account or pledging the Company’s stock as collateral for a loan.

Stockholder Communications

Any stockholder or other interested party who wishes to communicate with our board of directors or any individual director may send written communications to our board of directors or such director c/o Corporate Secretary, IO Biotech, Inc., Ole Maaløes Vej 3, DK-2200 Copenhagen N, Denmark. The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Corporate Secretary will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or committee of our board of directors, based on the subject matter.

Delinquent Section 16(a) Reports

Pursuant to Section 16 of the Exchange Act, executive officers, directors, and holders of more than 10% of the Company’s common stock are required to file reports of their trading in Company equity securities with the SEC. Based solely on a review of the copies of such reports received by the Company, or written representations from certain reporting persons, we believe that, during fiscal year 2023, our directors and named executive officers complied with all applicable Section 16(a) filing requirements, except that Form 4s with respect to annual grants of options for each of Peter Hirth, Christian Elling, Kathleen Sereda Glaub, Jack B. Nielsen, and David V. Smith were inadvertently filed one day late on June 13, 2023.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our audit committee is responsible for reviewing and approving, prior to our entry into any such transaction, all related person transactions. In addition, our Code of Business Conduct and Ethics requires that our officers and employees avoid taking for themselves personally opportunities that are discovered through the use of our property, information or position or use of our property, information or position for personal gain.

A related person transaction includes transactions in which:

•	we have been or are to be a participant;

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than five percent (5%) of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

We have not participated in any transactions since January 1, 2022 to which we have been a participant in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest, other than compensation arrangements which are under the sections of this proxy statement entitled “Director Compensation” and “Executive Compensation.”

Policies and Procedures for Related Person Transactions

Our audit committee has the primary responsibility for the review, approval and oversight of any related person transaction. Under our related person transaction policy, our management is required to submit any related person transaction not previously approved or ratified by our audit committee to our audit committee. In approving or rejecting the proposed transactions, our audit committee must take into account all of the relevant facts and circumstances available.

DIRECTOR COMPENSATION

We have adopted the following non-employee director compensation program to help us attract and retain highly-qualified directors and to align the interests of our directors with the long-term interests of our stockholders. Our 2023 non-employee director compensation program did not change as compared to our 2022 program, other than the reduction in the fee paid to the Audit Committee Chair (from $34,000 to $15,000). As described further below, in January 2024, our Board approved revisions to our non-employee director compensation program.

Annual Cash Compensation

Each non-employee director is entitled to receive annual cash compensation in the amounts summarized in the table below. These amounts are payable in equal quarterly installments, in arrears following the end of each quarter in which the service was performed, and are pro-rated for any partial months of service.

Position	Annual Cash Retainer
Board Member	$40,000
Chairperson of the Board*	34,000
Committee Chairs:**
Audit	15,000
Compensation	10,000
Nominating and Corporate Governance	8,000
Committee Members:**
Audit	7,500
Compensation	5,000
Nominating and Corporate Governance	4,000

*	Represents additional compensation in addition to compensation for service as a board member.
**	Represents additional compensation in addition to compensation for service as a board member. The chair of a committee does not receive additional compensation as a member of such committee.

Equity Compensation

•

Prior to January 2024, upon appointment to our board of directors, each non-employee director was entitled to receive a grant of stock options valued at $116,000 as of the grant date, which was scheduled to vest monthly over three years, subject to such director’s continuous service on each applicable vesting date. In connection with their respective appointments to our board of directors, Ms. Hunter and Dr. Collins received initial director grants in August 2023 and November 2023, respectively.

•

Prior to January 2024, each non-employee director continuing his or her service on our board of directors following the annual meeting of stockholders was entitled to receive a grant of stock options valued at $75,000 as of the grant date, which was scheduled to vest upon the one-year anniversary of the grant date, subject to such director’s continuous service until such date.

•

In January 2024, our board of directors approved a revision to our non-employee director compensation program pursuant to which: (i) upon appointment, a non-employee director will receive an option to purchase 70,593 shares of our common stock, which will vest monthly over a period of three years, subject to such director’s continuous service on each applicable vesting date; and (ii) each non-employee director will, at the close of business on the date of each annual meeting of stockholders, receive an option to purchase 45,642 shares of our common stock, which will vest upon the one-year anniversary of the grant date, subject to such director’s continuous service on the vesting date.

•

Notwithstanding the vesting schedules described above, each non-employee director who remains in continuous service until a change of control (as defined in our 2021 Equity Incentive Plan (the “2021 Equity Plan”)) will become fully vested in all then-outstanding equity awards.

Expense Reimbursement

Our non-employee directors are also reimbursed for their reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in board of directors and committee meetings.

2023 Director Compensation Table

The following table sets forth information for the fiscal year ended December 31, 2023 regarding the compensation awarded to, earned by or paid to our non-employee directors. Dr. Zocca also serves as a member of our board of directors but does not receive any additional compensation for her service on our board of directors. Please see the “2023 Summary Compensation Table” for a summary of the compensation Dr. Zocca received for her service as our Chief Executive Officer during 2023.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Peter Hirth, Ph.D.	78,000	67,753	145,753
Priyanka Belawat, Ph.D.(2)	—	—	—
Helen Collins, M.D.(3)	5,761	46,720	52,481
Christian Elling, Ph.D.	46,386	67,753	114,139
Kathleen Sereda Glaub, M.B.A.	65,242	67,753	132,995
Heidi Hunter, M.B.A.(4)	20,012	92,593	112,605
Vanessa Malier(5)	—	—	—
Jack B. Nielsen	45,000	67,753	112,753
David V. Smith, M.B.A.	56,420	67,753	124,173

(1)

Amounts reported in this column reflect the aggregate grant date fair value of stock options awarded in 2023, computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. See Note 11 to the Audited Financial Statements included in our Form 10-K for the fiscal year ended December 31, 2023 for a discussion of the relevant assumptions used in calculating these amounts. As of December 31, 2023, each non-employee director that served on our board of directors during 2023 held the following warrant and stock option awards as of December 31, 2023 and did not hold any other outstanding equity awards with respect to the Company as of such date: Dr. Hirth, 210,844 warrants and stock options; Dr. Belawat, no stock options; Dr. Collins, 64,238 stock options; Dr. Elling, 65,418 stock options; Ms. Glaub, 167,216 warrants and stock options; Ms. Hunter, 64,238 stock options; Ms. Malier, no stock options; Mr. Nielsen, 65,418 stock options; and Mr. Smith, 93,437 stock options.

(2)	Ms. Belawat resigned from our board of directors, effective August 7, 2023.
(3)	Dr. Collins was appointed to our board of directors, effective November 9, 2023.
(4)	Ms. Hunter was appointed to our board of directors, effective August 11, 2023.
(5)	Ms. Malier resigned from our board of directors, effective April 17, 2023.

EXECUTIVE COMPENSATION

The following is a discussion and analysis of compensation arrangements of our named executive officers. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Overview

Our current executive compensation program is intended to align executive compensation with our business objectives and to enable us to attract, retain and reward executive officers who contribute to our long-term success. The compensation paid or awarded to our executive officers is generally based on the assessment of each individual’s performance compared against the business objectives established for the fiscal year as well as our historical compensation practices. In the case of new hire executive officers, their compensation is primarily determined based on the negotiations of the parties as well as our historical compensation practices. For 2023, the material elements of our executive compensation program were base salary, annual cash bonuses and equity awards in the form of options.

This section provides a discussion of the compensation paid or awarded to our Chief Executive Officer, our two other most highly compensated executive officers as of December 31, 2023, and one former executive officer who is required to be included in this disclosure under SEC compensation disclosure rules. We refer to these individuals as our “named executive officers.” For 2023, our named executive officers were:

•	Mai-Britt Zocca, Ph.D., Chief Executive Officer and Founder;

•	Qasim Ahmad, M.D., Chief Medical Officer;

•	Devin W. Smith, General Counsel; and

•	Eva Ehrnrooth, M.D., Ph.D., Former Chief Medical Officer (through July 15, 2023).

We expect that our executive compensation program will continue to evolve to reflect our status as a public company and market practices. In 2023, the board of directors engaged Radford, an independent compensation consultant, to assist it in its evaluation of our executive compensation program.

Compensation of Named Executive Officers

Base Salary. Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our named executive officers are designed to reflect each executive officer’s scope of responsibility and accountability with us. In 2023, Dr. Zocca’s annual base salary was $540,750 and Dr. Ehrnrooth’s annual base salary was $454,230, which reflect a 5% cost of living adjustment to each of their base salary levels for 2022. Dr. Ahmad’s annual base salary was established at $480,000 and Mr. Smith’s annual base salary was established at $425,000 at the time each joined us in 2023. Please see the “Salary” column in the 2023 Summary Compensation Table for the base salary amounts earned by each named executive officer in 2023.

Annual Cash Bonuses. Historically, we have provided our senior leadership team with short-term incentive compensation through our annual cash bonus plan. Annual bonus compensation holds executives accountable, rewards the executives based on actual business results and helps create a “pay for performance” culture. Our annual cash bonus plan provides cash incentive award opportunities for the achievement of performance goals established by our board of directors at the beginning of each fiscal year, with each executive officer being assigned a corporate and individual goal weighting. For fiscal year 2023, each executive officer was assigned a target bonus opportunity, which is reflected as a percentage of that individual’s 2023 base salary and is based on the individual’s role and title in the Company, as well as corporate and individual goal weightings, as reflected in the following table:

Name	Target Bonus (% of Base Salary)	Corporate Goal Weighting(1)(%)	Individual Goal Weighting (%)
Mai-Britt Zocca, Ph.D.	50	100	—
Qasim Ahmad, M.D.	45	80	20
Devin W. Smith	40	80	20
Eva Ehrnrooth, M.D.	40	80	20

(1)	Corporate goals related to financing and business development (weighted 25%), clinical development (weighted 70%) and research activities (weighted 5%).

Following fiscal year 2023, our board of directors determined that we had achieved 110% of our corporate goals for 2023. Bonuses with respect to 2023 were paid, if applicable, during the first quarter of 2024. Please see the “Non-Equity Incentive Compensation” column in the 2023 Summary Compensation Table for the amount of annual bonuses earned by the named executive officers in 2023 under the Company’s 2023 annual incentive program.

Stock Options. To further align the interests of our executive officers with the interests of our stockholders and to further focus our executive officers on our long-term performance, we have historically granted equity compensation in the form of warrants prior to our initial public offering. Warrants operate in a manner similar to options in that the recipient is allowed to exercise the warrant and receive shares upon exercise, with the exercise price determined based on the fair market value of a share of common stock at the time of grant. The warrants granted to our named executive officers vested or will vest in 25% annual increments on December 31st of each year following the grant date, subject to the named executive officer’s continued service through the applicable vesting date. Following our initial public offering, we have granted stock options to our named executive officers.

In 2023, Dr. Zocca received stock option grants with respect to 500,000 shares, Dr. Ahmad received stock option grants with respect to 288,153 shares, Mr. Smith received stock option grants with respect to 150,000 shares and Dr. Ehrnrooth received stock option grants with respect to 120,000 shares, each with the per share exercise price determined based on the fair market value at the time of grant.

Clawback Policy

During 2023, the Company adopted a Dodd-Frank Clawback Policy to comply with SEC and Nasdaq listing rules. Under that policy, the Company is required in certain situations to recoup incentive compensation paid or payable to certain current or former executive officers of the Company, including the named executive officers, in the event of an accounting restatement.

2023 Summary Compensation Table

The following table shows information regarding the compensation of our named executive officers for services performed in the year ended December 31, 2023 and, to the extent required by SEC disclosure rules, December 31, 2022.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(6)	Total ($)
Mai-Britt Zocca, Ph.D.,	2023	540,750	—	752,850	297,413	54,075	1,645,088
Chief Executive Officer and Founder	2022	515,000	—	—	167,375	51,500	733,875
Qasim Ahmad, M.D.,	2023	220,000	50,000	417,476	233,280	—	920,756
Chief Medical Officer	2022	—	—	—	—	—	—
Devin W. Smith	2023	425,000	—	295,500	183,600	13,200	917,300
General Counsel	2022	—	—	—	—	—	—
Eva Ehrnrooth, M.D., Ph.D.,	2023	454,230	—	180,684	172,395	160,413	967,722
Former Chief Medical Officer(5))	2022	432,600	—	—	89,980	43,260	565,840

(1)

Unless indicated otherwise, amounts reported in this table for Dr. Zocca and Dr. Ehrnrooth (i) for 2022, are the U.S. dollar values of compensation paid in DKK with a USD/DKK exchange rate of 6.5402 on February 9, 2022 and (ii) for 2023, are the U.S. dollar values of compensation paid in DKK with a USD/DKK exchange rate of 6.9738 on March 1, 2023.

(2)	Amount reported for Dr. Ahmad represents a cash sign-on bonus paid in connection with the commencement of his employment.
(3)

Amounts reported for 2023 represent the grant date fair value of options granted in 2023 to each of the named executive officers, calculated in accordance with ASC 718. See Note 11 to the Audited Financial Statements included in our Form 10-K for the fiscal year ended December 31, 2023 for a discussion of the relevant assumptions used in calculating these amounts.

(4)

Amounts reported for 2023 in this column for each named executive officer represents payouts under the Company’s annual cash bonus program based on achievement against corporate and individual goals, as described above.

(5)	Dr. Ehrnrooth transitioned to Senior Clinical Advisor on July 15, 2023 and separated from the Company on January 31, 2024.
(6)

Amounts reported for Dr. Zocca and Mr. Smith represent retirement plan contributions, as discussed further below in “Pension Plan.” Amounts reported for Dr. Ehrnrooth represent a (i) retirement plan contribution of $45,423 and (ii) a cash severance payment of $114,990, with such amount representing the U.S. dollar values of compensation paid in DKK with a USD/DKK exchange rate of 6.88753 on January 31, 2024.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table presents information regarding the outstanding warrants and stock options held by each of the named executive officers as of December 31, 2023. None of the named executive officers held any outstanding restricted stock or other equity awards as of that date.

	Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Mai-Britt Zocca, Ph.D.	11/23/2016		8,860	—	13.97	11/23/2026	(4)
	2/21/2017		7,442	—	15.36	2/21/2027	(4)
	5/27/2021	(1)	132,302	78,324	12.64	5/27/2031	(4)
	5/27/2021	(1)	10,525	—	19.62	5/27/2031	(4)
	10/15/2021	(2)	198,434	167,905	12.64	10/15/2031	(4)
	11/4/2021	(3)	215,735	198,477	14.00	11/4/2031	(4)
	3/20/2023	(5)	—	500,000	1.98	3/20/2033
Qasim Ahmad, M.D.,	7/17/2023	(6)	—	288,153	1.86	7/17/2033
Devin W. Smith	1/12/2023	(7)	—	150,000	2.60	1/12/2033
Eva Ehrnrooth, M.D., Ph.D.,	11/7/2017		9,802	—	16.86	11/7/2027
	5/27/2021	(1)	65,222	38,577	12.64	5/27/2031
	5/27/2021	(1)	5,124	—	19.62	5/27/2031
	10/15/2021	(2)	99,218	83,953	12.64	10/15/2031
	3/20/2023	(5)	—	120,000	1.98	3/20/2033

(1)

These warrants vest in 1/48 monthly increments after the May 27, 2021 vesting commencement date, subject to the named executive officer’s continued service through the applicable vesting date, and subject to 50% acceleration of any unvested portion upon a change of control and subject to 100% acceleration upon termination of service by the company without cause or by the named executive officer for good reason within 24 months of a change of control.

(2)

These warrants vest in 1/48 monthly increments after October 15, 2021 vesting commencement date, subject to the named executive officer’s continued service through the applicable vesting date, and subject to 50% acceleration of any unvested portion upon a change of control and subject to 100% acceleration upon termination of service by the company without cause or by the named executive officer for good reason within 24 months of a change of control.

(3)

These options vest in 1/48 monthly increments of the vesting commencement date of November 4, 2021, subject to the named executive officer’s continued service through the applicable vesting date, and subject to 50% acceleration of any unvested portion upon a change of control and subject to 100% acceleration upon termination of service by the company without cause or by the named executive officer for good reason within 24 months of a change of control.

(4)	Warrants expire in annual increments on the fifth anniversary of the vesting date.
(5)

One-fourth of these options vested on March 20, 2024, and 1/36th of the remaining options vested or are scheduled to vest each month thereafter, subject to the named executive officer’s continued service through the applicable vesting date, and subject to 50% acceleration upon a change of control and subject to 100% acceleration upon termination of service without cause within 24 months of a change of control.

(6)

One-fourth of these options are scheduled to vest on July 17, 2024 and 1/36th of the remaining options vest each month thereafter, subject to the named executive officer’s continued service through the applicable vesting date, and subject to 25% acceleration upon termination of service by the Company without cause and 100% acceleration upon termination of service by the Company without cause if such termination occurs within 24 months of a change of control.

(7)

One-fourth of these options vested on January 3, 2024, and 1/36th of the remaining options vested or are scheduled to vest each month thereafter, subject to the named executive officer’s continued service through the applicable vesting date, and subject to 25% acceleration upon termination of service by the Company without cause and 100% acceleration upon termination of service by the Company without cause if such termination occurs within 24 months of a change of control.

Employment Agreements and Offer Letters

We entered into employment agreements with Dr. Zocca and Dr. Ehrnrooth as well as letter agreements with Dr. Ahmad and Mr. Smith. These employment arrangements set forth the initial terms and conditions of each executive’s employment with us, including base salary and target annual bonus opportunity.

Mai-Britt Zocca, Ph.D.

We are party to a service agreement with Dr. Zocca pursuant to which Dr. Zocca’s employment with us can be terminated at any time and for any reason by her with three months’ written notice or by us with six months’ written notice of termination. Under the agreement, Dr. Zocca is prohibited from disclosing our confidential information and is subject to non-competition and non-solicitation restrictive covenants for 12-months post-termination.

Eva Ehrnrooth, M.D., Ph.D.

We were a party to a service agreement with Dr. Ehrnrooth pursuant to which Dr. Ehrnrooth’s employment with us could be terminated at any time and for any reason by her with two months’ written notice or by us with six months’ written notice of termination, subject to any statutory requirement regarding termination under Danish law. Under the agreement, Dr. Ehrnrooth is prohibited from disclosing our confidential information and is subject to non-competition and non-solicitation restrictive covenants for six-months post-termination. As previously mentioned, Dr. Ehrnrooth separated from the Company on January 31, 2024 and received severance pay equal to $114,990, based on a USD/DKK exchange rate of 6.88753 on January 31, 2024.

Qasim Ahmad, M.D.

We are a party to an offer letter with Dr. Ahmad pursuant to which Dr. Ahmad’s employment is at will and may be terminated at any time without cause by either party. If the Company terminates Dr. Ahmad’s employment without cause or Dr. Ahmad resigns with good reason (each as defined in the offer letter), he is entitled to receive severance in an amount equal to 12 months of his base salary, COBRA premiums for 12 months, and 25% of his unvested equity awards will vest as of the date of the separation agreement (as defined below). Additionally, if the termination occurs within 12 months after a change of control of the Company, then all unvested equity awards will vest. Any severance benefits are subject to a requirement that Dr. Ahmad execute a general release of claims agreement in favor of the Company (a “separation agreement”). We are also party to an employee confidential information and invention assignment agreement, under which Dr. Ahmad is subject to a confidentiality arrangement that will continue indefinitely (or for such shorter period as required under applicable law) and is subject to non-competition and non-solicitation restrictive covenants for one-year post-termination.

Devin Smith

We are a party to an offer letter with Mr. Smith pursuant to which Mr. Smith’s employment is at will and may be terminated at any time without cause by either party with 30 days written notice. If the Company terminates Mr. Smith’s employment without cause or Mr. Smith resigns with good reason (each as defined in the offer letter), he is entitled to receive the following benefits: severance in an amount equal to nine months of his base salary, any unpaid bonus for the prior year, 25% of his options which are unvested will vest and become excisable as of the date of termination, and, if applicable, premiums for healthcare continuation coverage will be at the rate for similarly situated active employees for the first nine months. Additionally, if the termination occurs within 24 months after a change of control of the Company), then all unvested options will vest and become exercisable. Any severance benefits are subject to a requirement that Mr. Smith execute a general release of claims agreement in favor of the Company. We are also party to an employee confidential information and invention assignment agreement, under which Mr. Smith is subject to a confidentiality arrangement that will continue indefinitely (or for such shorter period as required under applicable law) and is subject to non-competition and non-solicitation restrictive covenants for one-year post-termination.

Pension Plan

Our company policy is to provide a pension plan (the “Pension Plan”), to all of our employees in Denmark. Contributions for each employee are calculated as a percentage of base salary and paid to an external pension fund. For 2023, the base salary contribution percentage was 10%. All contributions to the Pension Plan begin at the time of employment and cease upon termination of employment, with contributions distributed by the pension fund to the participant at retirement. Other than the Pension Plan, the Company does not maintain any retirement programs for its non-U.S. employees. U.S. employees are eligible to receive employer contributions to the company-sponsored 401(k) plan at 100% of salary deferrals up to 3% of their compensation plus 50% of salary deferrals between 3% and 5% of their compensation.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2023 regarding the number of shares of our common stock that may be issued under our equity compensation plans.

	A	B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Warrants (in thousands)	Weighted Average Exercise Price of Outstanding Options and Warrants	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (in thousands)
Equity compensation plans approved by stockholders(1)	5,504	$7.53	1,108	(1)
Equity compensation plans not approved by stockholders(2)	348	1.86	1,976

Total	5,852	$7.20	3,084

(1)

Includes 514,544 shares available under our ESPP. Our ESPP provides the opportunity for eligible employees to acquire shares of our common stock at a discount of up to 15%. As of December 31, 2023, the Company’s board of directors had not yet approved any offering under the 2021 ESPP.

(2)

Includes securities issuable pursuant to Nasdaq Listing Rule 5635(c)(4) under inducement awards and/or pursuant to our Inducement Plan. The Inducement Plan provides for the grant of equity awards to individuals who were not previously employees or directors of the Company, other than following a bona fide period of non-employment. All inducement awards are intended to meet the standards of Nasdaq Listing Rule 5635(c)(4). The terms and conditions of the Inducement Plan and the equity awards to be granted thereunder are substantially similar to the 2021 Equity Plan.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF EY GODKENDT REVISIONSPARTNERSELSKAB AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024

Our board of directors and the audit committee are asking our stockholders to ratify the appointment by the audit committee of EY Godkendt Revisionspartnerselskab, or EY, as the independent public accounting firm to conduct the audit of our financial statements for the fiscal year ending December 31, 2024. Stockholder ratification of such selection is not required by our amended and restated bylaws or any other applicable legal requirement. However, our board of directors is submitting the selection of EY to our stockholders for ratification as a matter of good corporate governance.

In the event our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to continue to retain EY for the fiscal year ending December 31, 2024. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change should be made.

EY has audited our financial statements since 2015. A representative of EY is expected to be present at the annual meeting, and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate stockholder questions.

Principal Accountant Fees and Services

The following is a summary and description of fees incurred by EY Godkendt Revisionspartnerselskab for the fiscal years ended December 31, 2023 and 2022:

	Years Ended December 31,
	2023(2)	2022
Audit fees(1)	$638,852	$634,274
Audit-related fees	—	—
Tax fees	—	—
Total fees	$638,852	$634,274

(1)

“Audit fees” consist of fees for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements, and other professional services provided in connection with regulatory filings.

(2)	All fees were paid in Danish Kroner and converted to U.S. dollars using an average exchange rate of 6.8900:1 for 2023 and 7.0774:1 for 2022.

Determination of Independence

In considering the nature of the services provided by our independent registered public accounting firm, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence.

Additional information concerning the audit committee and its activities can be found under the headings: “Committees of the Board of Directors” and “Audit Committee Report.”

Pre-Approval Policy

According to policies adopted by the audit committee and ratified by our board of directors, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by the audit committee. The audit committee has established a general pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent auditors. The audit committee may delegate pre-approval authority to one or more of its members. Ms. Glaub is currently designated as the member to whom such authority is delegated, and she must report, for informational purposes only, any pre-approval decisions to the audit committee at or prior to its next scheduled meeting.

The audit committee approved one hundred percent (100%) of all services provided by EY during the years ended December 31, 2023 and 2022. The audit committee has considered the nature and amount of the fees billed by EY and believes that the provision of the services for activities unrelated to the audit is compatible with maintaining EY’s independence.

Recommendation of Our Board of Directors and Audit Committee

OUR BOARD OF DIRECTORS AND OUR AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF EY GODKENDT REVISIONSPARTNERSELSKAB AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.

Audit Committee Report

The audit committee oversees our independent registered public accounting firm and assists our board of directors in fulfilling its oversight responsibilities on matters relating to our accounting and financial reporting processes, the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements.

In fulfilling its oversight responsibilities, the audit committee:

•

reviewed and discussed our financial statements as of and for the fiscal year ended December 31, 2023 with management and EY Godkendt Revisionspartnerselskab, our independent registered public accounting firm;

•	discussed with EY Godkendt Revisionspartnerselskab the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC;

•	received the written disclosures and the letter from EY Godkendt Revisionspartnerselskab required by the applicable requirements of the PCAOB; and

•	discussed the independence of EY Godkendt Revisionspartnerselskab with that firm.

Based on the audit committee’s review and discussions noted above, the audit committee recommended to our board of directors, and our board of directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC. The audit committee also appointed EY Godkendt Revisionspartnerselskab as our independent registered public accounting firm for fiscal year ending December 31, 2024.

Submitted by the audit committee of our board of directors:

Kathleen Sereda Glaub, M.B.A., Chairperson

Heidi Hunter, M.B.A.

David V. Smith, M.B.A.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers as of the date of this proxy statement.

Name	Age	Position(s)
Mai-Britt Zocca, Ph.D.	56	Chief Executive Officer and Director
Qasim Ahmad, M.D.	53	Chief Medical Officer
Amy Sullivan, M.B.A.	54	Chief Financial Officer
Devin W. Smith	56	General Counsel

Mai-Britt Zocca, Ph.D. – Biographical information for Dr. Zocca is included above with the director biographies under the caption “Information Regarding Nominees and Continuing Directors – Continuing Directors – Class III Directors.”

Qasim Ahmad, M.D. – Dr. Ahmad has served as our Chief Medical Officer since July 2023. Dr. Ahmad was previously employed by Novartis AG, where he most recently served as Senior Vice President, US Head of Clinical Development & Medical Affairs, for the Novartis Oncology business unit. A trained internist and clinical oncologist, he brings over two decades of successful strategic clinical development, medical affairs, and marketing authorization expertise to the Company. Dr. Ahmad received an MS in Global Health Policy Management from the London School of Hygiene and Tropical Medicine, University of London, United Kingdom, a Master of Pharmaceutical Medicine from University of Surrey, UK, a Master of Clinical Oncology from the University of Birmingham, UK, and his medical degree from the University of Punjab, Lahore, Pakistan.

Amy Sullivan, M.B.A. –Ms. Sullivan joined the Company from TABA, BV, a special purpose acquisition company, where she served as chief financial officer beginning in May 2021. Prior to her time with TABA, Ms. Sullivan was chief strategy office for Euronext-listed Kiadis Pharma B.V., a biopharmaceutical company from January 2019 until May 2021, where she was responsible for all aspects of fundraising and capital formation strategy, repositioning the company after a clinical failure, and played a critical role in the company’s sale to Sanofi. Prior to Kiadis, Ms. Sullivan served Keryx Biopharmaceuticals, Inc. from April 2014 to December 2018 where she was senior vice president of corporate affairs, responsible for all aspects of investor relations, corporate communication, and public affairs, during a period of high growth, commercialization of the company’s first FDA-approved medicine and, ultimately, a merger. Prior to Keryx, Ms. Sullivan served as head of corporate communications and investor relations at AMAG Pharmaceuticals, Inc., Idenix Pharmaceuticals, Inc., and Genencor International, B.V. Earlier in her career, Ms. Sullivan served in roles of increasing responsibility in both agencies and Fortune 500 companies. Ms. Sullivan has her bachelor of science degree in business from Salem State University and her masters of business administration from Bentley University.

Devin W. Smith – Mr. Smith joined the Company in January 2023. Prior to joining the Company, he had served as Senior Vice President and General Counsel of Yumanity Therapeutics, Inc., a biotech company, beginning in June 2021. At Yumanity, he helped lead the sale of the Yumanity’s neuroscience assets to Johnson & Johnson and a reverse merger with a privately held oncology immunotherapy company. Prior to his role at Yumanity, Mr. Smith served as Senior Vice President and General Counsel of Minerva Neurosciences, Inc., from August 2018 to June 2021, where he was responsible for all legal, governance and compliance matters. Before joining Minerva, Mr. Smith served as General Counsel of Stallergenes Greer plc, a publicly traded global biopharmaceutical company focused on allergy immunotherapy products. Previously, Mr. Smith led the North American legal department for EMD Serono, Inc., the biopharmaceutical division of Merck KGaA. Mr. Smith received his J.D. from Suffolk University Law School and his bachelor’s degree from the University of North Carolina – Chapel Hill.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of April 8, 2024, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than five percent (5%) of our outstanding shares of common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all our current directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of April 8, 2024, through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of April 8, 2024 shares of our common stock outstanding. Shares of our common stock that a person has the right to acquire within 60 days of April 8, 2024, are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
5% Stockholders
Lundbeckfond Invest A/S(1)	21,851,920	33.2%
Kurma Partners(2)	12,253,230	18.6%
Novo Holdings A/S(3)	7,557,393	11.5%
Vivo Capital IX, LLC (4)	6,173,439	9.4%
HBM Healthcare Investment (Cayman) Ltd.(5)	5,523,439	8.4%
Stonepine Capital, L.P.(6)	3,641,345	5.5%
Samsara BioCapital, L.P.(7)	3,640,015	5.5%
Directors and Named Executive Officers
Mai-Britt Zocca, Ph.D.(8)	896,075	1.4%
Qasim Ahmad, M.D.	—	—
Devin W. Smith.(9)	58,057	*
Eva Ehrnrooth, M.D., Ph.D.(10)	244,792	*
Peter Hirth, Ph.D.(11)	125,800	*
Kathleen Sereda Glaub, M.B.A.(12)	94,596	*
David V. Smith, M.B.A.(13)	44,899	*
Christian Elling, Ph.D.(1,14)	23,885	*
Jack B. Nielsen(15)	23,885	*
Heidi Hunter(16)	16,060	*
Helen Collins, M.D. (17)	10,706	*
All directors and executive officers as a group (11 persons)(18)	1,538,755	2.3%

*	Indicates beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)

Based solely on a Schedule 13D/A filed on August 14, 2023 by Lundbeckfond Invest A/S reporting sole voting and dispositive power over 21,851,920 shares. Christian Elling, a member of our board of directors, is Managing Partner of Lundbeckfonden Emerge, a division of Lundbeckfond Invest A/S. Dr. Elling disclaims beneficial ownership of the shares held by Lundbeckfond Invest A/S except to the extent of his pecuniary interest therein. The principal business address of Lundbeckfond Invest A/S is Scherfigsvej 7, DK-2100 Copenhagen Ø, Denmark.

(2)

Based solely on a Schedule 13G filed on September 7, 2023 by Kurma Partners reporting sole voting and dispositive power over 12,253,230 shares. The principal business address of Kurma Partners is 24 Rue Royale, Paris, France 75008.

(3)

Based solely on a Schedule 13D/A filed on February 13, 2024 by Novo Holdings A/S reporting sole voting and dispositive power over 5,088,258 shares of common stock and currently exercisable warrants to acquire 2,469,135 shares of common stock at an exercise price of $2.47. The principal business address for Novo Holdings A/S is Tuborg Havnevej 19, 2900 Hellerup, Denmark.

(4)

Based solely on a Form 4 filed on August 10, 2023 by Vivo Capital IX, LLC, reporting sole voting and dispositive power over 6,173,439 shares held by Vivo Opportunity Fund Holdings, L.P., of which Vivo Opportunity Funds, L.P. is the general partner and currently exercisable warrants to acquire 3,157,894 shares of common stock at an exercise price of $2.47. The managing members of Vivo Opportunity, LLC, Gaurav Aggarwal, Hongbo Lu, Kevin Dai, Frank Kung and Michael Chang, may be deemed to share voting and investment power with respect to such shares. None of such managing members have individual voting or investment power with respect to these shares and each of whom disclaims beneficial ownership of such shares. The principal business address of Vivo Capital IX, LLC is 192 Lytton Avenue, Palo Alto, CA 94301.

(5)

Based solely on a Schedule 13G/A filed on February 13, 2024 by HBM Healthcare Investments (Cayman) Ltd. reporting sole voting and dispositive power over 3,944,492 shares of common stock. Voting and investment power over the shares held by HBM Healthcare Investments (Cayman) Ltd. is exercised by its board, consisting of Jean-Marc LeSieer, Richard H. Coles, Sophia Harris, Dr. Andreas Wicki, Mark Kronenfeld, M.D. and Richard Paul Woodhouse, none of whom has individual voting or investment power with respect to the shares. The principal business address for HBM Healthcare Investments (Cayman) Ltd. is Governor’s Square, 23 Lime Tree Bay Avenue, PO Box 30852, Grand Cayman, Cayman Islands.

(6)

Based solely on a Schedule 13G/A filed on February 13, 2024 by Stonepine Capital Management, LLC (the “General Partner”) reporting shared dispositive power over 1,666,037 shares of common stock and warrants to acquire 1,975,308 shares of common stock. The General Partner is the general partner and investment adviser of investment funds, including Stonepine Capital, L.P. (the “Partnership”). The General Partner, the Partnership, Jon M. Plexico, and Timothy P. Lynch each disclaim membership in a group, and each disclaim beneficial ownership of the common stock except to the extent of that person’s pecuniary interest therein. The principal business address of the Partnership is 919 NW Bond Street, Suite 204, Bend, Oregon 97703.

(7)

Based solely on a Schedule 13G filed on December 18, 2023 by Samsara BioCapital, L.P. reporting shared voting and dispositive power over 3,640,015 shares. Samsara BioCapital GP, LLC is the sole general partner of Samsara BioCapital, L.P. and may be deemed to have voting and investment power over the securities held by Samsara BioCapital, L.P. Dr. Srinivas Akkaraju is the managing member of Samsara BioCapital GP, LLC and may be deemed to have voting and dispositive power over the shares held by Samsara BioCapital, L.P.The principal business address of Samsara BioCapital, L.P. is 628 Middlefield Road, Palo Alto, California 94301, United States.

(8)

Consists of (i) 37,391 shares of common stock held by Dr. Zocca, (ii) 26,580 shares of common stock held by Zocca Consulting ApS and (iii) 832,104 shares of common stock issuable upon exercise of options and warrants held by Dr. Zocca exercisable within 60 days of April 8, 2024.

(9)	Consists of 4,932 shares of common stock and 53,125 shares of common stock issuable upon exercise of options held by Mr. Smith within 60 days of April 8, 2024.
(10)	Consists of 244,792 shares of common stock issuable upon exercise of options and warrants held by Dr. Ehrnrooth within 60 days of April 8, 2024.

(11)	Consists of 125,800 shares of common stock issuable upon exercise of options and warrants held by Dr. Hirth exercisable within 60 days of April 8, 2024.
(12)	Consists of 94,596 shares of common stock issuable upon exercise of options and warrants held by Ms. Glaub exercisable within 60 days of April 8, 2024.
(13)	Consists of 44,899 shares of common stock issuable upon exercise of options held by Mr. Smith exercisable within 60 days of April 8, 2024.
(14)	Consists of 23,885 shares of common stock issuable upon exercise of options held by Dr. Elling exercisable within 60 days of April 8, 2024.
(15)	Consists of 23,885 shares of common stock issuable upon exercise of options held by Mr. Nielsen exercisable within 60 days of April 8, 2024.
(16)	Consists of 16,060 shares of common stock issuable upon exercise of options held by Ms. Hunter exercisable within 60 days of April 8, 2024.
(17)	Consists of 10,706 shares of common stock issuable upon exercise of options held by Dr. Collins exercisable within 60 days of April 8, 2024.
(18)	Consists of all shares of common stock held by, or issuable upon exercise of securities held by, our directors and four current executive officers that are exercisable within 60 days of April 8, 2024.

ADDITIONAL INFORMATION

Stockholder Proposals and Nominations

Pursuant to Rule 14a-8 under the Exchange Act, in order to be included in our proxy statement and form of proxy for the 2024 annual meeting of stockholders, stockholder proposals must be received at our principal executive offices, c/o Corporate Secretary, IO Biotech, Inc., Ole Maaløes Vej 3, DK-2200 Copenhagen N, Denmark, no later than December 25, 2025, and must comply with additional requirements established by the SEC. Pursuant to our amended and restated bylaws, a stockholder proposal of business submitted outside of the process established in Rule 14a-8 and nominations of directors must be received no earlier than February 6, 2025 and not later than March 8, 2025 and must otherwise comply with the requirements set forth in our amended and restated bylaws.

In addition to satisfying the foregoing requirements under our bylaws with respect to director nominations and notice required, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide an additional notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April  7, 2024.

Other Matters

We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by us on the proxy card will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

Your vote P.O. BOX 8016, CARY, NC 27512-9903 matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Scan QR for digital voting IO Biotech, Inc. Internet: www.proxypush.com/IOBT • Cast your vote online Annual Meeting of Stockholders • Have your Proxy Card ready • Follow the simple instructions to record your vote For Stockholders of Record as of April 8, 2024 Phone: Thursday, June 6, 2024 8:30 AM, Eastern Time 1-866-937-2019 • Use any touch-tone telephone Annual Meeting to be held live via the internet - please visit • Have your Proxy Card ready www.proxydocs.com/IOBT for more details • Follow the simple recorded instructions Mail: • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid YOUR VOTE IS IMPORTANT! envelope provided PLEASE VOTE BY: 8:00 AM, Eastern Time, June 6, 2024. Virtual: You must register in advance to attend the meeting online and/or participate at This proxy is being solicited on behalf of the Board of Directors www.proxydocs.com/IOBT The undersigned hereby appoints Mai-Britt Zocca and Devin Smith (the “Named Proxies”), and each or either of them, as the true and lawful proxies of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of IO Biotech, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful proxies to vote in their discretion on such other matters as may properly come before the meeting. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE). The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved

IO Biotech, Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR the election of each Class III director and FOR Proposal 2 PROPOSAL 1. The election of the three Class III directors named in the proxy statement. 1.01 Kathleen Sereda Glaub, M.B.A. 1.02 Peter Hirth, Ph.D. 1.03 Mai-Britt Zocca, Ph.D. 2. The ratification of the appointment of EY Godkendt Revisionspartnerselskab as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. NOTE: The transaction of such other business as may properly come before the meeting, or any adjournment or postponement thereof. BOARD OF DIRECTORS YOUR VOTE RECOMMENDS FOR WITHHOLD You must register in advance to attend the meeting online and/or participate at www.proxydocs.com/IOBT Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date